Exhibit 21.1

List of Subsidiaries

Magnite Australia PTY Limited
Magnite Holdings Pty Ltd
Magnite CTV Pty Ltd
SpotX Australia Pty Ltd
Magnite Servicos De Internet Ltda
Magnite Canada, Inc.
The Rubicon Project Canada ULC
Magnite SARL
Magnite GmbH
Magnite Advertising Solutions India Private Limited
Magnite S.R.L.
Magnite K.K.
SpotX Japan G.K.
Magnite Netherlands B.V.
Magnite CTV (NZ) Limited
Magnite Singapore Pte Ltd.
Magnite Spain, S.L.
Magnite AB
Magnite Ltd
SpotX Limited
Magnite Apex, Inc.
Magnite Bell, Inc.
Rubicon Project Unlatch, Inc.
Magnite Hopper, Inc.
Project Daylight, LLC
Rubicon Project Daylight, Inc.